EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

By and Among

HELIX WIND, CORP.,

VENCO POWER GmbH

and

FIBER-TECH PRODUCTS GmbH, WESER ANLAGENTECHNIK BETEILIGUNGS GmbH
AND CLANA POWER SYSTEMS GmbH, the Sellers,

and

DR. MATTHIAS PFALZ, ANDREAS GORKE AND REINHARD CALIEBE, the Principals
Dated as of September 2, 2009

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 2, 2009, among Helix Wind, Corp., a Nevada corporation listed on the Over-the-Counter Bulletin Board (“Helix” or the “Purchaser”), Venco Power GmbH, a German company (the “Company”), and Fiber-Tech Products GmbH, Weser Anlagentechnik Beteiligungs GmbH and CLANA Power Systems GmbH (collectively, the “Sellers”) and Dr. Matthias Pfalz, Andreas Gorke and Reinhard Caliebe (collectively, the “Principals”).

W I T N E S S E T H:

WHEREAS, the Sellers own all the issued and outstanding capital stock of the Company (the “Shares”);

WHEREAS, the Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to the Purchaser, the Shares upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

1.   CERTAIN DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified or referred to below:

"Affiliate" of any Person shall mean any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person.  For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Alternative Transaction" shall have the meaning set forth in Section 6.4.

"Assets" shall mean all properties and assets of every kind and character or description, tangible or intangible, owned by the Company or otherwise used or held for use in connection with its business as of the Closing Date, including without limitation, the Intellectual Property, Company Licenses and Contracts. Assets shall expressly exclude improvements and enhancements to the Intellectual Property and any new products developed after the Closing.

“Business Day" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in California are authorized or required to be closed.

"Cash Amount" shall mean the amount of 907,500 Euros, such amount to be payable by way of the Initial Cash Payment, as such Initial Cash Payment may be adjusted as provided for in Schedule 2, and in two additional cash payments to be made pursuant to the terms of the Secured Note.

"Closing" shall have the meaning set forth in Section 3.1.

"Closing Date" shall have the meaning set forth in Section 3.1.

"Closing Date Liabilities" shall have the meaning set forth in Section 4.6.

"Code" shall mean the Internal Revenue Code of 1986, as amended, and corresponding applicable statutes of the Finanzbehoerden.  All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

"Company/Seller Approvals" shall have the meaning set forth in Section 4.5.

"Company Licenses" shall mean all rights and incidents of interest in and to all licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any Governmental Body, all of which have been identified on Schedule 4.11.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Contemplated Transactions" shall mean the purchase of the Shares by the Purchaser from the Sellers and the execution, delivery and performance of and compliance with this Agreement and all other agreements to be executed and delivered pursuant to this Agreement.

"Consulting Agreement" shall mean the Consulting Agreement to be delivered at Closing between the Purchaser and Dr. Matthias Pfalz, who is the current Operating Manager of the Company, such Consulting Agreement to be substantially in the form of Exhibit A, attached hereto.

"Contracts" shall mean all contracts, agreements, commitments, notes, bonds, deeds of trust, indentures, leases, mortgages, arrangements, instruments and documents of any nature or description that the Company is party to or obligated by, including without limitation the License Agreements.

"Damages" shall have the meaning set forth in Section 10.1.

"Employment Agreements" shall mean the Employment Agreement to be delivered at Closing between the Purchaser and each of Reinhard Caliebe and Andreas Gorke, substantially in the forms of Exhibit C and Exhibit D, respectively, attached hereto.

"Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, license, easement, right-of-way, cloud on title, adverse claim, preferential arrangement or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Escrow Agreement" shall mean the Escrow Agreement to be delivered at Closing among the Sellers, the Purchaser and such escrow agent as shall be selected and agreed to by the Parties prior to the Closing Date, substantially in the form of Exhibit E attached hereto.

"Euros" shall mean the exchange rate of the Euro in dollars as published in the Wall Street Journal on the last publication date prior to the date any determination under this Agreement requiring such exchange rate is necessary.

“Exhibits” shall be deemed to mean and shall be limited to those exhibits to this Agreement which are listed and set forth on the page of this Agreement entitled Exhibits and Schedules.

“Finanzbehoerden” shall mean the German tax and revenue authorities which are the equivalent of the IRS in the United States.

"GAAP" shall mean generally accepted accounting principles in the United States.

"Governmental Body" shall mean any United States or German federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

"Helix Shares" shall have the meaning and shall be adjusted as provided for and set forth in Section 2.2(b).

“Initial Cash Payment” shall mean the cash sum of 550,000 Euros, as such amount may be adjusted as provided in Schedule 2.

"Intellectual Property" shall mean any and all: (a) invention registrations, (b) patents (including but not limited to design patents), patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, trademark rights, business identifiers, service marks, trade dress, logos, trade names, brand names and corporate names (and any deviations thereof), whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in any trademark offices throughout the world, (d) registered and unregistered copyrights in both published works and unpublished works (including but not limited to copyrights on designs) and registrations and applications for registration thereof, (e) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (f) all know-how, trade secrets and confidential or proprietary, technical and business information (including but not limited to ideas, pricing information, client lists and other data, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (g) whether or not confidential, technology (including know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) all goodwill associated therewith accruing from the dates of first use thereof, and all rights associated with the foregoing, (i) all Contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party, and (j) all registered website and domain names.

"IRS" shall mean the Internal Revenue Service.

"Laws" shall mean all federal, state, local, regional, municipal or foreign laws, statutes, rules, regulations, ordinances, codes, decrees, judgments, orders or other legal requirements.

"Liabilities" shall mean any and all liabilities, duties and obligations of, and claims against or relating to, the Company or the ownership, possession or use of any of the Assets or the Shares, whether accrued, unaccrued, absolute, contingent, known or unknown, asserted or unasserted (including, without limitation, all liabilities of the Company to any Person, including any employee, consultant, officer or director of the Company, or to their respective spouses and/or children and/or Affiliates, in any amount whatsoever, and all liabilities of the Company with respect to this Agreement or the Contemplated Transactions, including, without limitation, legal and accounting fees).

“Liabilities Schedule” shall have the meaning set forth in Section 4.6.

"License Agreements" shall have the meaning set forth in Section 4.13(b).

"Lock-Up Agreement" shall mean the Lock-Up Agreement to be delivered at Closing by each of the Sellers, substantially in the form of Exhibit F attached hereto.

"Party" shall mean any of the Purchaser, the Company, the Sellers or the Principals, as the case may be.

“Patent” shall have the meaning set forth in Section 2.2(a).

"Patent Default Date " shall mean the second anniversary of the Closing Date.

"Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

"Purchase Price" shall have the meaning set forth in Section 2.2.

"Put Right Agreement" shall mean the Put Right Agreement to be delivered at Closing among each of the Sellers and Helix, substantially in the form of Exhibit G attached hereto.

"Purchaser Indemnified Parties" shall have the meaning set forth in Section 10.1.

"Records" shall mean all documents and records relating to the Company and its business (including without limitation, all employment and personnel records, technical design and know-how, sales data, customer lists, and all other information relating to customers, representatives, distributors and suppliers and other information including advertising materials) and copies of all accounting books, records, ledgers and electronic data processing materials.

“Schedules” shall be deemed to mean and shall be limited to those schedules to this Agreement which are listed and set forth on the page of this Agreement entitled Exhibits and Schedules.

"Second Cash Payment" shall have the meaning set forth in Section 2.2(a).

"Secured Note" shall mean that certain Secured Promissory Note to be issued on the Closing Date to the Sellers in the amount of the cash portion of the purchase price which is to be paid following Closing, as provided for in Section 2.2(a), and being in the form attached hereto as Exhibit H.

"Seller Indemnified Parties" shall have the meaning set forth in Section 10.2.

“Sellers’ Loans” shall mean the [approximately 497,432 Euros] aggregate amount of loans made by the Sellers and third parties to the Company as of the Closing Date. Said loans shall be repaid by the Company at and following Closing in accordance with the payment schedule which is set forth on attached Schedule 4.6, and to the extent any amount is not paid at Closing, the Sellers’ Loans shall be amended to reflect payment by the Company to the Sellers over the 24-month period subsequent to Closing, subject to adjustments and offsets as provided herein.

"Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Body and shall include any transferee liability in respect of Taxes.

"Tax Returns" shall mean any federal, state, local or foreign return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

"Third Cash Payment" shall have the meaning set forth in Section 2.2(a).

"Transaction Documents" shall mean, collectively, this Agreement, the Escrow Agreement, the Secured Note, the Employment Agreements, the Consulting Agreement, the Lock-Up Agreement, the Put Right Agreement and any and all agreements, exhibits, schedules, certificates, instruments and other documents contemplated hereby or executed and delivered in connection herewith.

1.2           Construction.  As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so requires. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the Party causing this Agreement or any part hereof to be drafted. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. The Parties acknowledge that each Party has reviewed this Agreement and has had the opportunity to have it reviewed by legal counsel of its own choosing. If any words or phrases are stricken or otherwise eliminated, whether or not other words or phrases have been added, this Agreement shall be construed as if the words or phrases stricken or otherwise eliminated were never included in this Agreement.

2.           PURCHASE AND SALE OF SHARES.

2.1           Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to the Shares, free and clear of any Encumbrance, such Shares constituting 100% of the Company’s outstanding capital stock.

2.2           Purchase Price.  The purchase price for the Shares (the "Purchase Price") shall be 2,750,000 Euros, consisting of (i) the Cash Amount, adjusted as provided in (a) below, and (ii) the balance payable in shares of common stock of Helix, adjusted as provided in (b) below. The stock portion of the purchase price shall be reduced by 250,000 Euros to reflect a decrease in value of the Vertikon technology.

(a)           Cash and Note.  At the Closing, the Purchaser shall deliver to the Company (i) the Initial Cash Amount of 550,000 Euros by wire transfer of such funds to an account designed by the Sellers at least two Business Days prior to Closing and (ii) the Secured Note. The Secured Note shall provide that 115,000 Euros shall be due and payable to the Sellers on the 12-month anniversary of the Closing Date (the “Second Cash Payment”), and 242,500 Euros shall be due and payable to the Sellers on the 24-month anniversary of the Closing Date (the “Third Cash Payment”).  If the Parties negotiate different payment terms for the Cash Payment at Closing and at 12 and 24 months, then the Secured Note shall reflect those terms. The Secured Note shall be made and executed by, and shall constitute the binding obligation of, the Purchaser.  The Secured Note shall be (i) secured by all the Assets , and (ii) automatically null and void upon the Patent Default Date if Dr. Matthias Pfalz and Reinhard Caliebe do not reasonably assist in the filing in the United States of the contemplated patents for the blade and support structures utilized in the VENCO turbines  (the “Patent”). The Third Cash Payment shall be further secured pursuant to the terms of the Escrow Agreement, which shall provide that 7.5% of the gross sales of turbines sold by the Company shall be deposited into the escrow account established thereunder and shall be disbursed to the Sellers upon the date that the Third Cash Payment is due.

For purposes of the foregoing, Dr. Matthias Pfalz and Reinhard Caliebe shall be deemed to have fully satisfied their obligations hereunder to have reasonably assisted in the filing of the Patent if and to the extent they have cooperated, as reasonably within their power and control, with the reasonable written requests of the Purchaser for the filing of the Patent and have signed and, to the extent necessary, participated in the preparation and submission of, applicable applications necessary for the filing of the Patent; provided that, neither Dr. Matthias Pfalz nor Reinhard Caliebe shall have or incur any financial responsibility or liability in connection with the filing of the Patent and neither such individual shall be required to expend or advance any sums or amounts in connection therewith, all such costs and expenses relating to or incurred in connection with the Patent being the sole and exclusive obligation of the Purchaser.

The Secured Note shall provide that the Second Cash Payment shall be reduced by the amount that the Damage, if any, exceeds the Closing Date Liabilities; provided that, the amount of any such reduction of the Second Cash Payment shall in no event or under any circumstances exceed the sum of 40,000.00 Euros.

The Secured Note shall provide that the Third Cash Payment shall be contingent on certain events having occurred prior to the second anniversary of the Closing Date, all as described in the Secured Note.

The Secured Note shall be secured by the granting of a security interest in all of the Assets of the Company, which security interest shall be memorialized and embodied by the security agreement which is provided for in the Secured Note and which provides or shall provide that in the event of a default by Purchaser under the terms of the Secured Note, under this Agreement or under any of the other Transaction Documents, the Sellers shall be entitled to, among other remedies, exercise all of the rights of a secured party under the laws of the United Kingdom.

(b)    Helix Shares. At the Closing, the Purchaser shall cause to be issued to the Sellers, pro ratably, the number of shares of common stock of Helix (the “Helix Shares”) equal to the quotient of (x) 1,592,500 Euros and (y) the weighted average conversion rate of the Euro for the ten (10) Business Days prior to the Closing Date divided by (z) $2.00 (US).

In accordance with the formula set forth on Schedule 2, the Initial Cash Payment and the number of Euros set forth in Section 2.2(b) shall be adjusted on the Closing Date.

2.3           Exhibits to be Delivered.  The Parties have agreed to execute and deliver this Agreement based on the Schedules and Exhibits attached hereto (collectively, the “Agreement Exhibits”), on the condition that, notwithstanding anything contained herein to the contrary, if the due diligence review to be done by the Purchaser after the date hereof indicates that any of the information disclosed on the Agreement Exhibits is inaccurate, incomplete or untrue in any material way, the Purchaser shall have the right, in its sole and absolute discretion, to terminate this Agreement, whereupon this Agreement shall be terminated and have no further force and effect and neither Party shall have any liability or responsibility to the other.

3.           THE CLOSING.

3.1           Closing Date.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Purchaser within two (2) Business Days after the date on which all of the conditions and obligations of the Parties as set forth in Articles 7 and 8 of this Agreement shall have been substantially satisfied in all material respects or otherwise duly waived, or on such other date and at such other place and date as the Purchaser and the Sellers may hereafter agree upon in writing (such date and time of the Closing being referred to herein as the "Closing Date").

3.2           Deliveries by the Purchaser at the Closing.  At the Closing, the Purchaser shall deliver to the Sellers the following:

(i)	the Initial Cash Payment;

(ii)	the Secured Note, duly executed by the Purchaser and containing a security agreement as hereinabove described reasonably acceptable to the Sellers;

(iii)	the Escrow Agreement, duly executed by the Purchaser;

(iv)	the Helix Shares, or an instruction letter reasonably acceptable to the Sellers and being executed by the Purchaser instructing the transfer agent for Helix to issue the Helix Shares to the Sellers;

(v)	the Employment Agreements, duly executed by the Purchaser;

(vi)	the Consulting Agreement, duly executed by the Purchaser;

(vii)	the Put Right Agreement, duly executed by Helix;

(viii)	the certificates referred to in Section 8.1;

(ix)	such other instruments and certificates as may be reasonably requested by the Sellers; and

(x)	the legal opinion described in Section 8.8.

3.3           Deliveries by the Sellers or the Company at the Closing.  At the Closing, the Company and/or the Sellers shall deliver to the Purchaser the following:

(i)
stock powers duly executed in blank, or such other written evidence of the full transfer of the Shares as shall be reasonably requested by Purchaser (there are no actual Certificates evidencing the Shares);

(ii)	if applicable, payoff letters, termination statements and other documentation relating to the release of all Encumbrances on the Assets;

(iii)	the Company/Seller Approvals;

(iv)	the Secured Note, duly executed by the Sellers and containing a security agreement as hereinabove described reasonably acceptable to the Purchaser;

(v)	the Escrow Agreement, duly executed by the Company and the Sellers;

(vi)	the Employment Agreements, duly executed by Reinhard Caliebe and Andreas Gorke, as the case may be;

(vii)	the Consulting Agreement, duly executed by Dr. Matthias Pflaz;

(viii)	the Put Right Agreement, duly executed by the Sellers;

(ix)	the Lock-Up Agreement, duly executed by the Sellers;

(x)
all Intellectual Property used by the Company not in the name of the Company, including without limitation,  all patent applications and the petty patent for 50kw held jointly by Heos and one of the Principals, all to be assigned to the Company;

(xi)	such other instruments and certificates as may be reasonably requested by the Purchaser; and

(xi)	the legal opinion described in Section 7.3.

4.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE PRINCIPALS.  The Sellers and the Principals, jointly and severally, hereby represent and warrant to the Purchaser, to the best of their knowledge and belief, as follows:

4.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Germany.  The Company has all requisite corporate or other power to own, operate and lease the Assets and carry on its business as the same is now being conducted and as contemplated to be conducted.

4.2           Capitalization of the Company.  3 shares of stock of the Company, which allow for a total of 540 votes, are issued and outstanding, such stock having a par value of 50 Euros per share.  The number of authorized, but unissued shares of stock of the Company shall be provided by the Sellers and the Company to the Purchaser prior to the Closing Date.  All of the outstanding shares of the capital stock of the Company are validly issued, fully paid and non-assessable and owned solely by the Sellers. There are, and at the Closing there will be, no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements, or understandings with respect to the voting, sale, transfer, rights of first refusal, rights of first offer, proxy or registration or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, whether directly or upon the exercise or conversion of other securities.  There are, and at the Closing there will be, no outstanding contractual obligations of the Company or the Sellers to repurchase, redeem or otherwise acquire any shares of their respective capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Company does not and has never maintained any stock, partnership, joint venture or any other security or ownership interest in any other Person.

The Shares constitute 100% of the issued and outstanding capital stock of the Company, and, upon consummation of the Contemplated Transactions, the Purchaser will own 100% of the issued and outstanding capital stock of the Company, free and clear of any Encumbrance other than those restrictions imposed by applicable securities Laws.

4.3           Authority Relative to Agreement.  The Company has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver the Transaction Documents and all other instruments or agreements to be executed by the Company in connection herewith and to consummate the Contemplated Transactions.  Each of the Sellers has the capacity and authorization to execute and deliver the Transaction Documents and all other instruments or agreements to be executed by the Sellers in connection herewith and to consummate the Contemplated Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and the Sellers.  This Agreement and the other Transaction Documents constitute the valid and binding obligation of the Company and each of the Sellers, as the case may be, enforceable against them in accordance with the respective terms thereof, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights).

4.4           Absence of Conflict.  Neither the execution and delivery of the Transaction Documents by the Company and/or the Sellers nor the consummation of the Contemplated Transactions by the Company and/or the Sellers will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any Contract to which the Company or any of the Sellers is a party or by which any of their respective properties or assets is bound, (ii) the Articles of Incorporation or Bylaws of the Company, (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to the Company or the Sellers or any of their respective properties or assets, other than obtaining the Company/Seller Approvals prior to Closing or (b) result in the creation or imposition of any Encumbrance upon the Shares or any Asset or any other property or asset of the Company.

4.5           Consents and Approvals.  No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body or (b) any other Person (including, but not limited to, any party to any of the Contracts, is required in connection with the execution, delivery and performance of the Transaction Documents by the Company or the Sellers, other than the approvals set forth on Schedule 4.5 (such approvals collectively referred to as the "Company/Seller Approvals”).

4.6           Liabilities.  Neither the Company nor any of the Sellers have any Liabilities or obligations existing as of the date of this Agreement of any nature (whether absolute, accrued, contingent or otherwise) in connection with the Assets, the Contracts or the business of the Company other than as set forth on Schedule 4.6 attached hereto (the “Liabilities Schedule”).  On the Closing Date, said Liabilities Schedule shall be updated to reflect Liabilities incurred by Company and, except to the extent otherwise permitted without consent of the Purchaser pursuant to Section 6.3(g), approved by the Purchaser after the date hereof up to and including the Closing Date; said Schedule to be the “Closing Date Liabilities”. The items listed on attached Schedule 4.6 which are identified in such schedule and listed as Third Party Loans and Shareholder Loans, respectively, are to be evidenced and paid by Helix pursuant to promissory notes to be issued by Helix, except to the extent otherwise agreed by the Sellers and the Company.

4.7           Litigation.  Except as set forth on Schedule 4.7, there is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court or Governmental Body pending, or threatened against or involving the Company or any of the Sellers or with respect to the activities of any employee or agent of the Company.  Neither the Company nor the Sellers have received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

4.8           Tax Matters.

(a)           Except as set forth on Schedule 4.8, the Company and the Sellers have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by them, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Company and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  The Company and the Sellers have delivered to the Purchaser true, complete and correct copies of all Tax Returns filed by them for the last three years.  Schedule 4.8 lists all state, local and foreign jurisdictions in which the Company has previously filed or currently file Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Company has been or are required to file Tax Returns.  There is no audit, action, suit, claim, proceeding or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company or either of the Sellers in respect of any Tax.  There are no Encumbrances for Taxes upon the assets of the Company.

(b)           With respect to all amounts in respect of Taxes imposed on the Company and the Sellers or for which they are or could be reasonably liable, whether to Governmental Bodies (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since their inception through the Closing, and except as set forth on Schedule 4.8, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all such amounts required to be paid by the Company or the Sellers to Governmental Bodies or others on or before the date hereof have been paid.

(c)           As of the date hereof, and except as set forth on Schedule 4.8, neither the Company nor any of the Sellers have requested, executed or filed with the IRS, the Finanzbehoerden or any other Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company or the Sellers could be liable and which still is in effect.

(d)           There exists no tax assessment, proposed or otherwise, against the Company or the Sellers nor any lien for Taxes against any assets or property of the Company or the Sellers.

(e)           All Taxes that the Company or the Sellers are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(f)           Neither the Company nor the Sellers are a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(g)           There is no claim, audit, action, suit, proceeding, or investigation with respect to Taxes due or claimed to be due from the Company or the Sellers or of any Tax Return filed or required to be filed by the Company or the Sellers pending or threatened against or with respect to the Company or the Sellers.

4.9           No Brokers or Finders.  Neither the Company nor any of the Sellers has, nor have any of its respective Affiliates, officers, directors or employees on their behalf, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions, and no Person has or will have any right, interest or valid claim against or upon the Purchaser or its Affiliates for any such fee or commission.

4.10           Financial Statements.

(a)           The audited financial statements of the Company to be delivered prior to Closing (collectively, the "Company Financial Statements"), are to be compiled on the accrual basis of accounting in accordance with Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and in accordance with GAAP.

 (b)           Except as otherwise disclosed in any financial statements provided by the Company to the Purchaser prior to the date of this Agreement, since January 1, 2009, there has been no material adverse change in the business, operations or financial condition of the Company or any event, condition or contingency that could reasonably be expected to result in such a material adverse effect with respect to the Company or its business.

4.11           Compliance with Law.  The operations of the Company have been conducted in all material respects in accordance with all applicable Laws including without limitation any Laws pertaining to the insurance industry.  Neither the Company nor the Sellers have received any notification of any asserted present or past failure to comply with any such Laws, and the Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any such Laws.  The Company Licenses described and listed on Schedule 4.11 constitute all licenses, permits, orders, certificates, authorizations or other approvals of Governmental Bodies required for the conduct of its business under applicable Laws. The Company is not in violation of any such Company Licenses.  All such Company Licenses are in full force and effect and no suspension or cancellation thereof has been threatened.

4.12           Title to Property; Sufficiency; Encumbrances.

(a)           The Company has good and marketable title to all of the Assets, in each case free from any Encumbrances except as may be otherwise disclosed in this Agreement, all such Assets being listed on Schedule 4.12. The Company holds all leased real or personal property under valid and enforceable leases. Upon the Closing, the Company will own, or owns all of the Assets, and with respect to contract rights, is a party to and enjoys the right to the benefits of all Contracts used in or relating to the conduct of its business.

(b)           Following the consummation of the Contemplated Transactions, the Company will own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in, the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Contemplated Transactions.

4.13           Intellectual Property Rights.

(a)           All Intellectual Property of the Company is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable.  No Intellectual Property of the Company which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and no such action is threatened.  No patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.  The Company and the Sellers hereby further disclose, however, that there has been some objection to one attempted patent application in Germany which is now pending, but that the Company’s patent attorneys’ have advised that the objection is without substantial merit.

(b)           All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted to which the Company is a party or by which any of its assets are bound (collectively, “License Agreements”) are valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement.

(c)           The Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s properties and assets, free and clear of all Encumbrances.  The Company has a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the business of the Company.

(d)           To the Company’s knowledge, the conduct of the Company’s business as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and the Intellectual Property and Confidential Information of the Company which are necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted are not being Infringed by any third party.  There is no litigation or order pending or outstanding or threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and the Company’s use of any Intellectual Property or Confidential Information owned by a third party, and there is no valid basis for the same.

(e)           The consummation of the Contemplated Transactions will not result in the alteration, loss, impairment of or restriction on the Company’s ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted.

(f)            The Company has taken such steps or has taken such actions as the Company has determined, in its sole reasonable judgment, to be reasonably necessary to protect the Company’s rights in its Intellectual Property and Confidential Information.  Except under confidentiality obligations and agreements as determined to be necessary by the Company, all of which are indicated on Schedule 4.14, there has been no material disclosure of any of the Company’s Confidential Information to any third party.

4.14           Contracts.

(a)           Schedule 4.14 contains a true, complete and accurate list of all Contracts, whether written or oral, to which the Company is a party or by which any of the Company’s assets are bound. There is no Contract as to which the Company has been advised will be terminated or that by its terms is subject to renegotiation. The Company is not obligated under any loan agreement, promissory note or other evidence of indebtedness as a signatory, guarantor or otherwise and has not otherwise guaranteed the performance by any Person of the obligations of such Person under any Contract.

(b)           Except as set forth on Schedule 4.5, no consent of any Person to any Contract is required in connection with the execution, delivery and performance of this Agreement or the Contemplated Transactions.

(c)           The Company is not in default under any Contract, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by the Company, would cause the acceleration of any of the Company’s obligations thereunder, would result in the creation of any Encumbrance on the Company or restriction on any of the Assets.  No third party is in default under any lease or contract to which the Company is a party, nor has any event occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

(d)           Except as set forth on Schedule 4.14, neither the Company nor the Sellers are a party to or bound by any Contract which (i) limits the Company or either of the Sellers from competing in any line of business or with any Person or in any geographic area or during any time period or (ii) grants any Person any preferential right to purchase from the Company or the Sellers, any properties or assets of the Company or the Sellers or of any capital stock, or securities convertible into, any capital stock of the Company.

4.15           Affiliated Transactions.  Except as set forth on Schedule 4.15, no Affiliate or other family member (i) has borrowed or has been advanced funds from or loaned funds to the Company, (ii) is a party to a Contract with the Company or (iii) has engaged in any transaction with the Company.

4.16           Ordinary Course. Since January 1, 2009, the business has been conducted only in the ordinary and usual course of business consistent with past practice.  Without limiting the generality of the foregoing, the Company has not since January 1, 2009:  (i) suffered any adverse change in its financial condition, the business or operations or in the Assets; or (ii) sold, transferred, or otherwise disposed of any material portion of its properties or Assets.  It is hereby disclosed by the Company and the Sellers, however, that one of the Company’s factories located in Bremerhaven, Germany, has been recently shut down.

4.17           Employee Matters.  The Company is not (a) a party to any union, collective bargaining or similar agreement; (b) providing or obligated to provide any profit sharing, deferred compensation, bonus, savings, stock option, stock purchase, pension, consulting, retirement, welfare or other incentive plan or agreement; (c) providing or obligated to provide “fringe benefits” or any employee perquisites to employees, including, without limitation, vacation, sick leave, medical, hospitalization, insurance and related benefits; or (d) a party to any employment or consulting agreement not terminable upon notice without penalty.  No present or former employee of the Company has any claim on account of or for bonuses, vacation, time off earned or otherwise. On or before the Closing Date all accrued wages, salary, bonus, commissions, vacation and sick pay and Taxes relating thereto shall be paid by Company to the officers, directors, and employees of Company.

4.18           Records. The Records are the true books and records of the business of the Company and truly and accurately reflect the underlying facts and transactions.

4.19           Accuracy. All representations, warranties and certifications contained in this Agreement, including any schedules delivered herewith, and all the other documents delivered in connection with this Agreement and the Contemplated Transaction delivered directly or indirectly by the Company or the Sellers are true, correct and complete, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

 5.           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  The Purchaser hereby represents and warrants to the Company and to the Sellers, to the best of the knowledge and belief of the Purchaser, as follows:

5.1           Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada .  The Purchaser has all requisite corporate or other power to own, operate and lease its respective properties and carry on its respective business as the same is now being conducted.

5.2           Authority Relative to Agreement.  The Purchaser has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver the Transaction Documents and all other instruments or agreements to be executed in connection herewith and to consummate the Contemplated Transactions.  This Agreement has been duly executed and delivered by the Purchaser.  This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against such party in accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights).

5.3           Absence of Conflict.  Neither the execution and delivery of the Transaction Documents by the Purchaser nor the consummation of the Contemplated Transactions by such party will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any material contract to which it is a party or by which any of its respective properties or assets is bound; (ii) the Certificate of Incorporation or Bylaws of the Purchaser, , or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to such party or any of its respective properties or assets; or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of such party except where any such violation, conflict, breach, termination, default, amendment, cancellation, acceleration or Encumbrance would not have a material adverse effect on the party or the Contemplated Transactions.

5.4           Consents and Approvals.  No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body and (b) any other Person (including, but not limited to, any party to a Contract of the Purchaser), is required in connection with the execution, delivery and performance of the Transaction Documents by the Purchaser, other than approvals which have already been obtained and except where the failure to obtain any such approval would not have a material adverse effect on the Contemplated Transactions, other than the filing of the Current Report on Form 8-K with respect to the Asset Purchase.

5.5           Litigation.  There is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court or Governmental Body pending, or threatened against or involving the Purchaser or with respect to the activities of any employee or agent of the Purchaser which would have a material adverse impact upon the Contemplated Transactions.  The Purchaser has not received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

5.6           Tax Matters.

(a)           The Purchaser has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Purchaser and any other information required to be shown thereon.  There is no audit, action, suit, claim, proceeding or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Purchaser in respect of any Tax.  There are no Encumbrances for Taxes upon the assets of the Purchaser.

(b)           With respect to all amounts in respect of Taxes imposed on the Purchaser or for which they are or could be reasonably liable, whether to Governmental Bodies (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since their inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all such amounts required to be paid by the Purchaser  to Governmental Bodies or others on or before the date hereof have been paid.

(c)           As of the date hereof, and except as set forth on Schedule 4.8, the Purchaser has not requested, executed or filed with the IRS or any other Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Purchaser could be liable and which still is in effect.

(d)           There exists no tax assessment, proposed or otherwise, against the Purchaser nor any lien for Taxes against any assets or property of the Purchaser.

(e)           All Taxes that the Purchaser is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(f)           The Purchaser is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(g)           There is no claim, audit, action, suit, proceeding, or investigation with respect to Taxes due or claimed to be due from the Purchaser or of any Tax Return filed or required to be filed by the Purchaser pending or threatened against or with respect to the Company or the Sellers.

5.7           No Brokers or Finders.  The Purchaser has not, nor has any of its Affiliates, officers, directors or employees, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

5.8           Compliance with Law.  The operations of the Purchaser have been conducted in all material respects in accordance with all applicable Laws including without limitation any Laws pertaining to the insurance industry.  The Purchaser has not received any notification of any asserted present or past failure to comply with any such Laws, and the Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any such Laws.

5.9           Records. All documents and records previously or hereafter provided to the Company and/or the Sellers by the Purchaser relating to the business and operations of the Purchaser are or shall be the true books and records of the business of the Purchaser, and do or shall truly and accurately reflect the underlying facts and transactions described therein.

5.10           Accuracy. All representations, warranties and certifications contained in this Agreement, and all the other documents delivered in connection with this Agreement and the Contemplated Transaction delivered directly or indirectly by the Purchaser are true, correct and complete, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

5.11           The Helix Shares.  When issued in accordance with the terms of this Agreement, the Helix Shares shall be duly authorized, fully paid and non-assessable, free and clear of any Encumbrances other than pursuant to the terms of the Lock-Up Agreement and Put Right Agreement and applicable securities Laws.

6.           COVENANTS PRIOR TO CLOSING.

6.1            Access Prior to the Closing.

(a)           Between the date of this Agreement and the Closing, the Company and the Sellers shall, during normal business hours and upon reasonable prior notice, (i) give the Purchaser and its authorized representatives and agents full and complete access to all properties, personnel, facilities and offices of the Company and to all the Records (and permit such parties to make copies thereof), (ii) permit the Purchaser and its authorized representative and agents to make inspections thereof, and (iii) cause the officers and employees of, and consultants to, the Company to furnish the Purchaser with all financial information and operating data and other information with respect to the business and properties of the Company and to discuss with such parties and its representatives the affairs of the Company.

(b)           Each of the Parties shall use its best reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all confidential information of the Companyor the Purchaser, as the case may be, furnished to the Purchaser by the Company or the Sellers or to the Company or the Sellers by the Purchaser, as the case may be, or any of their respective representatives in connection with the Contemplated Transactions and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Contemplated Transactions.  If the Contemplated Transaction does not occur (i) such confidence shall be maintained by the Parties and each Party shall use its best reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (ii) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

6.2           Publicity.  Neither Party shall, and none of them shall permit any Affiliate to, issue any press release or make any other statement or disclosure with respect to this Agreement or the Contemplated Transactions without the prior written approval of the other Party.  Nothing contained herein shall prevent any Party at any time from furnishing any required information to any Governmental Body or from issuing any press release or making any other statement or disclosure with respect to this Agreement and the Contemplated Transactions (after consulting with the other Parties hereto) if required by Law or any regulatory agency or to comply with the terms of this Agreement.

6.3           Conduct of Business.  Except as expressly consented to in writing by the Purchaser, between the date of this Agreement and until (i) the earlier of the termination of this Agreement in accordance with the terms hereof or (ii) the Closing, the Company shall conduct its business diligently, in good faith and only in the ordinary course of business consistent with past practice and use all its reasonable efforts to preserve intact its present business organization and employees and to preserve the goodwill of Persons having business relations with it. Without limiting the generality of the foregoing, the Company and the Sellers shall not, directly or indirectly, except upon first obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or conditioned or unduly delayed:

(a)           amend its Memorandum of Association or Bylaws;

(b)           acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

(c)           incur or guarantee any debt or liabilities of any kind or make any loans of any kind other than in the ordinary course of business (and any such debt or liability to be scheduled on the Closing Date Liabilities);

(d)           (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off any assets or businesses, sell any assets or businesses or effect any extraordinary corporate transaction, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

(e)           issue or sell, transfer, pledge or otherwise dispose of, or agree to issue, sell, pledge or otherwise dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class, or any debt or equity securities convertible into or exchangeable for such capital stock;

(f)           redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock;

(g)           enter into any Contract (written or oral) or other transactions (A) not in the ordinary course of business, (B) involving consideration in excess of $10,000 or (C) for the sale, acquisition or lease of any assets or business, including without limitation the direct or indirect sale, lease, mortgage or otherwise encumbrance of any of its properties or assets;

(h)           modify the terms of, terminate or fail in any respect to comply with the terms of any Contract or Company License;

(i)           grant or agree to grant any employee or agent of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation or other compensation or benefit except in the ordinary course of the business of the Company;

(j)           enter into or amend any employment, consulting, severance or similar Contracts, except in the ordinary course of the business of the Company;

(k)           fail to promptly advise the Purchaser in writing of any condition or event which may have a material adverse effect on the Company or the business; or

(l)           agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

6.4           Exclusivity. Through the earlier of the Closing or the date of termination of this Agreement pursuant to Section 11 hereof, none of the Company or the Sellers shall, directly or indirectly, through any director, officer, employee, agent, broker, representative or otherwise (and each of said Parties shall use reasonable efforts to insure such Persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to (x) any business combination with respect to the Company or the business of the Company; or (y) the sale of any of the assets and/or capital stock of the Company (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other Person any information with respect to the assets or business of the Company or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing except as required by law as fiduciaries.  The Company shall promptly notify the Purchaser of any proposal or inquiry made to it or the Sellers or any of its directors, officers, employees, agents, representatives, or otherwise with respect to any of the foregoing.

6.5           Amending Schedules.  From time to time prior to the Closing, the Parties shall promptly provide, supplement and/or amend the Schedules hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth on the Schedules to this Agreement.  Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, that if such misrepresentation or breach is one that will affect the Contemplated Transactions in any material adverse manner, the non-amending party shall elect either (i) to terminate this Agreement without any further liability to the Parties or (ii) in such non-amending party’s sole discretion, to waive such breach and consummate the Contemplated Transactions. In the event that the non-amending party does not elect to terminate this Agreement within ninety (90) days following the date of receipt of any supplemented or amended Schedules, then such non-amending party shall be deemed to have elected to waive any such breach and to consummate the Contemplated Transactions notwithstanding such breach.

6.6           Remedies.

(a)           In addition to any and all other remedies available at law or equity, in the event the Company or the Sellers shall breach or threaten to breach any of the provisions of this Agreement, each of the Company and the Sellers agree and acknowledge that damages would be difficult to ascertain, the Purchaser will suffer immediate, irreparable harm, and the Purchaser shall be entitled, in addition to any and all other remedies, to an injunction issued by a court of competent jurisdiction restraining the aforesaid violations of the Company and/or the Sellers, without the necessity of posting a bond. Nothing contained in this Section 6.6 is intended to limit in any way any of the rights or remedies of any Party to this Agreement in respect of any breach or threatened breach of this or any other provision of this Agreement.  The Company and the Sellers acknowledge and agree that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, said Party shall not use as a defense thereto that there is an adequate remedy at law. Furthermore, the Purchaser shall be entitled to a right of specific performance upon a breach of this Agreement by the Company and/or the Sellers.  Notwithstanding the foregoing, however, or any other provision to the contrary contained in this Agreement, the Principals shall have, suffer or incur no personal liability under, pursuant to or in connection with any breach of this Agreement.

(b)           In addition to any and all other remedies available at law or equity, in the event the Purchaser shall breach or threaten to breach any of the provisions of this Agreement, the Purchaser agrees and acknowledges that damages would be difficult or impossible to ascertain, the Company and the Sellers will suffer immediate, irreparable harm, and the Company and the Sellers shall be entitled, in addition to any and all other rights or remedies available hereunder or under applicable law, to an injunction issued by a court of competent jurisdiction restraining the aforesaid violations by the Purchaser , without the necessity of posting a bond. Nothing contained in this Section 6.6 is intended to limit in any way any of the rights or remedies of any Party to this Agreement in respect of any breach or threatened breach of this or any other provision of this Agreement.  The Purchaser acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, neither the Purchaser shall use as a defense thereto that there is an adequate remedy at law. Furthermore, the Company and Sellers shall be entitled to a right of specific performance upon a breach of this Agreement by the Purchaser .

7.           CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER.  The obligations of the Purchaser to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Purchaser:

7.1           Representations, Warranties and Agreements.

(a)           The representations and warranties of the Company and the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing, unless made as of another date, in which case they shall be true and correct in all material respects as of such date; and

(b)           The Company and the Sellers shall have performed and complied in all respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or as of the Closing.

The Purchaser shall have received a certificate to the foregoing effect signed by an authorized executive officer of the Company and from the Sellers.

7.2           No Injunction.  There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

7.3           Legal Opinion.  The Purchaser shall have received an opinion of counsel to the Company, dated the Closing Date and addressed to the Purchaser and satisfactory to the Purchaser and its counsel certifying as (i) to the authority of the Company, the Principals and the Seller to enter into this Agreement and the other Transaction Documents, (ii) the enforceability of the Employment Agreements, the Consulting Agreement, the Secured Note (and the security agreements contained therein), the Escrow Agreement and the Put Right Agreement, and (iii)  such other matters as shall be reasonably requested by the Purchaser  with respect to the contemplated Transactions.

7.4           Approvals.  All Company/Seller Approvals necessary in connection with the execution, delivery and performance of this Agreement by the Company or for the consummation of the Contemplated Transactions shall have been obtained and delivered to the Purchaser and shall be in full force and effect.

7.5           No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the Company’s business.

7.6           Corporate Approval.  Prior to the Closing, this Agreement and the Contemplated Transactions shall have been duly approved by the Sellers and the Board of Directors of the Company in accordance with applicable Law.

7.7           Secretary of State Certificate.  The Purchaser shall have received a certificate with respect to the Company from the applicable Commercial Register (Handelsregister) in the local court of competent jurisdiction (Amtsgericht) where the Company was originally formed in Germany as of a date which is within ten (10) days prior to the Closing Date, showing the Company to be validly existing and in good standing under applicable German Laws.

7.8           Secretary’s Certificate of the Company.  The Purchaser shall have received a certificate of the Secretary of the Company certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors and stockholders of the Company, evidencing the authorization of the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (ii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) a true and complete copy of the Certificate of Incorporation and Bylaws of the Company.

7.9           Proceedings Satisfactory.  All certificates, opinions and other documents to be delivered by the Company to the Purchaser other than the Schedules and all other matters to be accomplished by the Company prior to or at the Closing shall be satisfactory in the judgment of the Purchaser and its counsel.

7.10           Arrangements with Suppliers.   The Company shall have assisted Purchaser in obtaining and entering into written agreements with the Company’s current suppliers to manufacture Purchaser’s products in Germany at fixed cost of goods sold for no less than the first 12 months after the Closing Date, and all such agreements shall be in form and substance satisfactory to Purchaser. The fixed cost of goods sold, subject to a 10% variance for each item listed, shall be as indicated on Schedule 7.10.

7.11           Manufacturing Drawings for D361 and D100. The Company shall have provided manufacturing ready drawings to the Purchaser with respect to the manufacturing of the equipment and related components of the Company commonly referred to as the D361 (the “D361”) and the D100, and such manufacturing drawings shall be accepted and approved by the manufacturing consulting partner of the Purchaser in Asia, East West Consulting, Ltd., which approval shall not be unreasonably withheld or conditioned or unduly delayed.  The Company and the Purchaser agree that the sales and technical personnel of the Company and the Purchaser shall communicate as necessary following the date of this Agreement so as to facilitate the satisfaction of this closing requirement prior to the Closing Date, including the initiation and participation in conference calls regarding this issue on at least a weekly basis.

7.12           Testing of the D361. The D361 which is currently installed in the San Diego facilities of the Purchaser shall be confirmed by the Purchaser to function within twenty percent (20%) of the power curve for the D361 previously submitted by the Company.  Such functional compliance of the D361 shall be determined through the testing of the D361 by the Purchaser, which testing shall be commenced promptly following the date of this Agreement (to the extent not already commenced), and shall be fully completed on or before September 30, 2009.  All such testing shall be performed by the Purchaser in accordance with the methodology (i.e., without inverter) and procedures of the Company as previously communicated to the Purchaser by the Company in developing such power curve.  For the purpose of allowing the Company and the Sellers to monitor the data resulting from such testing and to assist the Purchaser in the calculation of the final testing value and conclusions, any and all data relating to such testing shall be provided by the Purchaser to the Company on not less than a weekly basis while such testing is ongoing, and final data shall be submitted to the Company promptly following the date such testing is completed.  In the event that for any reason the Purchaser fails to perform or to complete such testing and evaluation prior to September 30, 2009, then the D361 shall be deemed for all purposes of this Agreement to have resulted in a power curve within the permitted compliance range referred to above, and the foregoing condition of closing shall be deemed to have been fully satisfied.

7.13           “Testing of the Vertikon. The Company shall provide the Purchaser with the data from the Company’s testing of the equipment and related components of the Company commonly referred to as the Vertikon (the “Vertikon”) for as many months as possible immediately preceding the date of this Agreement, and the Company shall continue to provide such additional data as may be obtained from such testing up through the Closing Date.

7.14           Updated Liabilities Schedule. A final and updated Liabilities Schedule shall be provided by the Sellers on the day immediately prior to the Closing Date and shall be attached to this Agreement in substitution for the version of Schedule 4.6 which is attached to this Agreement as of the date of this Agreement.  Such updated Liabilities Schedule will include the amount of any claims and/or charges of and by KD GmbH and/or Michael Duwe, and prior to the Closing Date, the Company shall deal exclusively with KD GmbH and Michael Duwe in determining and negotiating the final amount of such claims and charges.

8.           CONDITIONS TO THE OBLIGATIONS OF THE SELLERS AND THE COMPANY.  The obligations of the Sellers and the Company to consummate the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Sellers:

8.1           Representations, Warranties and Agreements.

(a)           The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing, unless made as of another date, in which case they shall be true and correct in all respects as of such date; and

(b)           The Purchaser shall have performed and complied in all respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or as of the Closing.

The Sellers shall have received a certificate to the foregoing effect signed by an authorized executive officer of the Purchaser.

8.2           No Injunction.  There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

8.3           AApprovals.  All approvals necessary in connection with the execution, delivery and performance of this Agreement by the Purchaser or for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect.

8.4           Proceedings Satisfactory.  All certificates, opinions and other documents to be delivered by the Purchaser to the Company and all other corporate or organizational matters to be accomplished by the Purchaser  prior to or at the Closing shall be satisfactory in the reasonable judgment of the Company and the Sellers and their legal counsel.

8.5           No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the Helix’s business.

8.6           Corporate Approval.  Prior to the Closing, this Agreement, the Contemplated Transactions shall have been duly approved by the Board of Directors of the Purchaser, in accordance with applicable Law.

 8.6           Secretary of State Certificates.  The Company and the Sellers shall have received a certificate of the Secretary of State of the State of the State of Nevada with respect to the Purchaser, dated within ten (10) days prior to the Closing Date, showing the Purchaser to be validly existing and in good standing in the State of of Nevada.

8.7           Secretary’s Certificate.  The Company shall have received a certificate of the Secretary of the Purchaser certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing the authorization of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and (ii) the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder.

8.8           Legal Opinion.  The Company shall have received the opinion of counsel to the Purchaser, dated the Closing Date and addressed to the Company and satisfactory to the Company and the Sellers and their legal counsel, certifying as to (i) the authority of Purchaser to enter into this Agreement and the other Transaction Documents, (ii) the enforceability of the Employment Agreements, the Consulting Agreement, the Secured Note (and the security agreements contained therein), the Escrow Agreement and the Put Right Agreement, and (iii) such other matters as shall be reasonably requested by the Company and/or the Sellers with respect to the contemplated Transactions.

 9.           AUDITED FINANCIAL STATEMENTS.

9.1           Audited Financial Statements.  Within ten (10) days after the execution and delivery of this Agreement, the Company shall instruct its independent auditors to prepare and audit the Company Financial Statements and such other information as may be required in order for the Purchaser to consummate the Contemplated Transactions. All costs and expenses relating thereto shall be incurred by the Company and the Sellers. The Company shall provide the Purchaser with copies of the audited financial statements within five (5) Business Days after the receipt thereof by the Company.

9.2           Receipt of Audited Financials.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be required to consummate the Contemplated Transactions until and unless (i) the Company Financial Statements do not disclose a material adverse change from the unaudited financial statements of the Company previously delivered by the Company and/or the Sellers to the Purchaser, and (ii) the audited financial statements comply with all applicable rules and regulations of the Securities and Exchange Commission.

10.           INDEMNIFICATION; SURVIVAL.

10.1           Indemnification by the Sellers. The Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the "Purchaser Indemnified Parties"), and shall reimburse the Purchaser Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) (collectively, "Damages"), arising from or in connection with (a) any material inaccuracy or breach of any of the representations and warranties, of the Company or the Sellers in this Agreement or in any certificate or document delivered by the Company or the Sellers pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by the Company or the Sellers to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by the Company or the Sellers pursuant to this Agreement to be performed by or complied with by the Company or the Sellers, (c) any claims made by a third Person against the Purchaser or the Assets based upon obligations under Contracts of the Company or the Sellers for services performed prior to the Closing Date which were not listed on Schedule 4.6, (d) Taxes attributable to the ownership of the Company or the specific Assets prior to the Closing, (e) Taxes attributable to the conduct by the Company of its business or the Company's operation or ownership of its Assets prior to the Closing, (f) any claims for severance or any other compensation made by the Company’s employees or agents with respect to any termination of any employee by the Company prior to the Closing Date and which was not disclosed on any Schedule attached to this Agreement, (g) any claim made at any time by any Governmental Body in respect of the business of the Company for all periods prior to the Closing Date, (h) any debt, claim, liability or obligation of the Company or the Sellers other than the Liabilities or (i) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company or the Sellers.  The foregoing indemnification provision shall be deemed to expressly survive the termination or expiration of this Agreement, and shall remain in full force and effect following such a termination or expiration.  Notwithstanding the foregoing, however, or any other provision to the contrary contained in this Agreement, the Principals shall have, suffer or incur no personal liability under, pursuant to or in connection with any Damages incurred by Purchaser under this Agreement.

10.2           Indemnification by the Purchaser.  The Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, employees, agents and the successors and assigns of all of them (the "Seller Indemnified Parties"), and shall reimburse the Seller Indemnified Parties for, any Damages arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of the Purchaser in this Agreement or in any certificate or document delivered by the Purchaser to the Company pursuant to this Agreement, (b) any failure by the Purchaser  to perform or comply with, in any respect, any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by the Purchaser pursuant to this Agreement to be performed by or complied with by the Purchaser, including specifically, but not limited to, the Secured Note, the Employment Agreements, the Consulting Agreement, the Escrow Agreement and the Put

Right Agreement, and (c) any disclosure of Confidential Information of the Company by the Purchaseror any of its Affiliates, officers, directors, employees or agents in violation of Section 6.1(b) of this Agreement.  The foregoing indemnification provision shall be deemed to expressly survive the termination or expiration of this Agreement, and shall remain in full force and effect following such a termination or expiration.

10.3           Survival.  All representations, warranties, covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing for a period of one (1) year following the Closing Date.

10.4           Indemnification against Heos.  In addition to the foregoing, Seller shall indemnify the Purchaser Indemnified Parties from any Damages arising directly or indirectly in connection with the existing German petty patent held by Dr. Mathias Pfalz and Heos as filed on August 3, 2007, under patent no. DE202007010873U1.

10.5           Liability Limitation. Notwithstanding anything contained herein to the contrary, the maximum cumulative liability of the Sellers hereunder with respect to any of the indemnities or any of the representations and warranties contained in this Agreement shall in no event exceed, and shall be limited to, an amount equal to ten percent (10%) of the total Purchase Price.  In the event that any such indemnification liabilities are incurred by Sellers hereunder, the amount of such liabilities shall be paid by Sellers either in cash or in Helix Shares, or in a combination of cash and Helix Shares, as determined by Sellers in Sellers’ sole and absolute discretion.  To the extent any such amount is determined by the Sellers to be paid by the Sellers in Helix Shares, the value of the Helix Shares for this purpose shall be deemed to have the value at which such shares are traded on the day immediately preceding the date upon which such Helix Shares are delivered or irrevocably assigned to Purchaser.

11.           TERMINATION.

11.1           Termination Procedures.  This Agreement may be terminated as follows:

(a)           by mutual written agreement of all of the Parties at any time;

(b)           by the Purchaser, by notice to the Company or a Seller, if the Company or any Seller has breached this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from the Purchaser to such party;

(c)           by the Company or the Sellers, by notice to the Purchaser, if the Purchaser has breached this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from the Company or the Sellers to the Purchaser;

(d)           by the Purchaser, by notice to the Company, if its due diligence investigation indicates that any of the information provided for in the Agreement or in Exhibits is inaccurate, incomplete or untrue in a material way;

(e)           by the Purchaser or the Company and the Sellers, if funding in the amount of at least $5 million is not raised  by Helix within 120 days following the execution of this Agreement; or

(f) by the Purchaser or the Company and the Sellers if all of the conditions and requirements for Closing set forth in this Agreement fail to be satisfied or otherwise waived by the Parties hereto within one hundred eighty (180) days following the date of this Agreement, unless such 180-day period is extended by mutual written agreement of the parties hereto.

11.2           Effect of Termination. In the event that this Agreement is terminated, this Agreement shall terminate without any liability or further obligation of any Party to another, except for the continuing obligations of the Parties provided for under Sections 6.1(b), 6.2, 10.1, 10.2, 10.3 and 11.3 of this Agreement, and except that none of the Parties shall be released from liability for any intentional misrepresentation or fraud.

11.3           Expenses.  The Parties shall each bear their own respective expenses incurred in connection with this Agreement and the Contemplated Transactions, provided, however, that if the Purchaser or Helix terminates this Agreement for any reason other than as set forth above, Helix shall be required to reimburse the Sellers promptly upon receipt by Helix of verifiable itemized invoices incurred by the Company or the Sellers in connection with or arising as a result of the Contemplated Transaction, including the reasonable attorneys’ fees and expenses of the Company and/or the Sellers, up to a cumulative aggregate amount of 3,000 Euros less any amounts funded to the Company or the Sellers or on their behalf prior to the Closing Date.  The foregoing agreement for reimbursement of Seller’s costs shall be deemed to expressly survive the termination or expiration of this Agreement, and shall remain in full force and effect following such a termination or expiration.

11.4           Distribution Agreement. In the event that this Agreement is terminated or otherwise expires in accordance with the terms hereof, the Parties hereto hereby expressly agree and acknowledge that the Distribution Agreement which is currently in effect between the Company and Helix shall remain in full force and effect in accordance with its terms.

11.5           Technology and Trade Secrets.  In the event that this Agreement is terminated or otherwise expires in accordance with the terms hereof, none of the Parties hereto shall manufacture any products of Helix or the Company, for its own account or make any use of any trade secrets, Confidential Information or other documented intellectual property which either such party has gained access to or become aware of as the result of the Contemplated Transaction hereunder or any disclosures made in connection therewith.

12.           MISCELLANEOUS.

12.1           Entire Agreement.  This Agreement contains, and is intended as, a complete and exclusive statement of all of the terms and the arrangements between the Parties with respect to the matters provided for, supersedes any previous agreements and understandings between the Parties, including without limitation, the Letter of Intent dated June 24, 2009 among the Parties, with respect to those matters.

12.2           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.3   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the United Kingdom. In the event of a dispute between the Parties regarding the terms of this Agreement, each of the Parties covenant and agree to attempt in good faith to resolve such dispute and, failing such resolution, to submit such dispute to a panel of three (3) arbitrators, one to be appointed by Purchaser and the other to be appointed by the Sellers, and the two so appointed arbitrators shall appoint the third arbitrator to resolve the dispute between the Parties.  The decision of the arbitrators shall be final and binding upon the Parties.

12.4           Further Assurances.  In case at any time after the Closing, any further action or the execution and delivery of any additional documents or instruments shall be necessary or desirable to carry out the purposes of this Agreement and render effective the consummation of the Contemplated Transactions, the Parties shall take such actions and execute such additional documents and instruments as may be reasonably requested by any other Party.

12.5   Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

12.6   Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by facsimile (and confirmed by return facsimile), or (c) delivered, if sent by Express Mail, Federal Express or other nationally recognized overnight delivery service or registered or certified mail, return receipt requested, to the addressee at the addresses or facsimile numbers set forth hereinbelow (or to such other addresses, or facsimile number as a party may specify by notice given to the other party pursuant to this provision).  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.  By giving at least thirty (30) days’ written notice hereof, any Party hereto shall have the right from time to change its respective address, and shall have the right to specify as its address any other address within the United States of America or Germany.  The additional addresses for delivery of notices to the respective parties is as follows:

If to the Purchaser, to:

Helix Wind, Corp.
1848 Commercial Street
San Diego, CA 92113
Facsimile No.:

with a copy to:

David Lubin & Associates, PLLC 5 North Village Avenue Rockville Centre, NY 11570
Facsimile No.: 516-887-8250
Attn: David Lubin, Esq.

If to the Company, to:

Venco Power GmbH
Luisenburgweg 29
95182 Döhlau O.T. Tauperlitz
Germany
Facsimile No.: +49 9281 74119

If to the Sellers or the Principals, to:

FIBER-TECH Products GmbH
Tuchschererstraße 10
09116 Chemnitz
Germany
Facsimile No.:  +49 371 84276-28

Weser-Anlagentechnik Beteiligungs GmbH
Dorumer Weg 19
27576 Bremerhaven
Germany
Facsimile No.:  +49 4705 810 575

CLANA Power Systems GmbH Luisenburgweg 29 95182 Döhlau O.T. Tauperlitz Germany Facsimile No.: +49 9281 74119 with a copy in each case of notice to the Company, the Sellers and/or the Principals to:

Coleman Tally LLP 7000 Central Parkway NE Suite 1150 Atlanta, Georgia 30328 Facsimile: 770-698-9729
Attn: John W. Boykin, Esq. Facsimile: (770) 698-9729

12.7           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and heirs and representatives.  Except as specifically set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person who is not a Party.  The Company and the Sellers shall not assign this Agreement or of any their rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser shall have the right to assign all its rights in this Agreement, including the purchase of the Assets, to a wholly-owned subsidiary.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9           Amendment and Waiver.  This Agreement may be amended, or any provision of this Agreement may be waived, provided that such amendment or waiver will be signed by all the Parties.  The waiver of any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

12.10           Time of the Essence.  Time is of the essence of this Agreement and each and every provision hereof.

12.11           Further Assurances.  The Parties hereto will execute and deliver such documents and instruments as may be requested from time to time to effectuate the intentions of the parties under this Agreement and any of the other Transaction Documents, to correct manifest error in any of the Transaction Documents, or to replace lost, stolen or destroyed Transaction Documents.

12.12           Missing and Incomplete Exhibits and Schedules. The Parties hereto hereby acknowledge and agree that as of the date of the execution of this Agreement by the Parties hereto, certain of the required Schedules may either be missing or may not be fully current or complete, and that certain of the required Exhibits may be missing because they had not been fully negotiated and agreed to at the time of the signing of the Agreement.  In this regard, within thirty (30) days following the date of this Agreement, Seller shall provide any missing or incomplete Schedules for attachment to this Agreement and for review by the Purchaser, and the Parties shall fully negotiate and agree to the form and substance of any missing Exhibits and to the attachment of any such missing Exhibits to this Agreement. Notwithstanding anything contained herein to the contrary, if based on the information provided for in the Schedules Helix decides, in its sole and absolute discretion, to terminate this Agreement and the transactions contemplated herein, Helix shall notify the Seller and upon delivery of such notice, this Agreement, including without limitation, the provision contained in Section 11.3, shall be terminated in its entirety and have no further force and effect, provided, however, that the confidentiality provision contained in Section 6.1(b) shall remain in force and effect.

[The remainder of this page is intentionally left blank; signature pages to follow]

(Counterpart signature page to Stock Purchase Agreement)

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement as of the date and year first above written.

THE COMPANY:

VENCO POWER GmbH,
a German corporation

By:  /s/ Dr. Matthia Pfalz
Name: Dr. Matthia Pfalz
Title:   Chief Executive Officer

SELLERS:

FIBER-TECH PRODUCTS GmbH,
a German corporation

By:  /s/ Dr. Matthia Pfalz
Dr. Matthias Pfalz
Its:  Chief Executive Officer

WESER ANLAGENTECHNIK BETEILIGUNGS GmbH,
a German corporation

By:  /s/ Andreas Gorke
Andreas Gorke
Its:  Chief Executive Officer

CLANA POWER SYSTEMS GmbH,
a German corporation

By:  /s/ Reinhard Caliebe
Reinhard Caliebe
Its:  Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

(Counterpart signature page to Stock Purchase Agreement)

PRINCIPALS: /s/ Dr. Matthias Pfalz Dr. Matthias Pfalz /s/ Andreas Gorke Andreas Gorke /s/ Reinhard Caliebe Reinhard Caliebe

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

(Counterpart signature page to Stock Purchase Agreement)

PURCHASER: HELIX WIND, CORP., a Nevada corporation By: /s/ Ian Gardner Name: Ian Gardner Title: Chief Executive Officer

EXHIBITS AND SCHEDULES

Exhibits Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G

Consulting Agreement between the Company and Dr. Matthias Pfalz
Employment Agreement between the Company and Reinhard Caliebe
Employment Agreement between the Company and Andreas Gorke
Escrow Agreement among the Sellers, the Purchaser and _____, as escrow agent
Lock-Up Agreement
Put Right Agreement among the Sellers and Helix
Secured Note

Schedules Schedule 2 Schedule 4.5 Schedule 4.6 Schedule 4.7 Schedule 4.8 Schedule 4.11 Schedule 4.12 Schedule 4.14 Schedule 4.15 Schedule 7.10	Adjustment based on Euro Company/Seller Approvals Liabilities Litigation Taxes Company Licenses Assets Contracts Affiliated Transactions Cost of Goods Sold

SCHEDULE 2

if 1 Euro is below $1.19 then the deal value shall be deemed 3.00MM Euro and the cash payment adjusted accordingly;
if 1 Euro is equal/above $1.20 and below $1.25 then the deal value shall be deemed 2.95MM Euro;
if 1 Euro is equal/above $1.25 and below $ 1.30 then the deal value shall be 2.90MM Euro;
if 1 Euro is equal/above $1.30 and below $1.35 then the deal value shall be2.85MM Euro;
if 1 Euro is equal/above $1.35 and below $1.40 then the deal value shall be 2.80MM Euro; and
if 1 Euro is equal/above $1.40 Deal value = 2.75MM EUR.